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                                                                    Exhibit 99.1

                           [TRUE VALUE COMPANY LOGO]

For Immediate Release                             For more information, contact:
February 18, 2005                                 True Value Media Relations
                                                  (312) 240-2882


                          TRUE VALUE COMPANY ANNOUNCES
                             2004 FINANCIAL RESULTS

                   True Value Doubles Earnings on Flat Revenue


         CHICAGO, FEB. 18, 2005 - True Value Company today reported 2004 net margin of $43.2 million, up 104% from 2003 earnings of $21.2 million. The full year impact of the August 29, 2003 refinancing was the primary driver of the earnings improvement. The co-op also reported 2004 revenue of $2,023.9 million, flat with 2003 revenue of $2,024.3 million.

         True Value reported net margin of $10.8 million for the quarter ended December 31, 2004, up 5.9% compared to net margin of $10.2 million for the same period a year ago. The co-op also reported $474.7 million in revenue for the fourth quarter, down 8.7% from $520.2 million for the same period a year ago. Softer same store sales and two fewer shipping days in the fourth quarter were the primary drivers of the revenue decline.

         President and Chief Executive Officer Tom Hanemann said, "We're pleased with what our co-op accomplished during 2004. In addition to strong earnings performance and stabilizing our top line for the first time in five years, we lifted the four-year moratorium on stock redemption in July. Our co-op also reduced its total year-end debt 12.2% from $192.3 million to $168.8 million. We are poised for growth and further earnings improvement."

         True Value, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2 billion in 2004. The True Value cooperative includes approximately 6,000 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevaluecompany.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.